SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K



                                    CURRENT REPORT

                          Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported)AUGUST 10, 1994


                                    SHOWBOAT, INC.
                  (Exact name of registrant as specified in charter)


                   NEVADA                  1-7123           88-0090766
          (State or other jurisdiction  (Commission         (IRS Employer
           of incorporation)            File Number)         Identification
          No.)


          2800 FREMONT STREET, LAS VEGAS, NEVADA                    89104
          (Address of principal executive offices)               (Zip Code)


          Registrant's telephone number, including area code(702) 385-9123



                                    NOT APPLICABLE
            (Former name or former address, if changed since last report)


          Item 5.  OTHER EVENTS

               On August 10, 1994, Showboat, Inc., a Nevada corporation (the "Company"), completed its underwritten public offering of 13% Senior Subordinated Notes due 2009 (the "Notes") in the principal aggregate amount of $120,000,000 (the "Note Offering"). The Notes are unsecured general obligations of the Company, subordinated in right of payment to all senior indebtedness of the Company. The Notes are jointly and severally guaranteed on an unsecured, senior subordinated basis by Ocean Showboat, Inc., a New Jersey corporation and wholly owned subsidiary of the Company ("OSI"), Atlantic City Showboat, Inc., a New Jersey corporation and wholly owned subsidiary of OSI ("ACSI") and Showboat Operating Company, a Nevada corporation and wholly owned subsidiary of the Company ("SBOC").

               Pursuant to the indenture for the Notes (the "Note Indenture") among the Company, OSI, ACSI, SBOC and Marine Midland Bank, as trustee, the Notes are not redeemable by the Company prior to August 1, 2001 unless otherwise required by the gaming laws of Nevada, New Jersey, or any other state or country in which the Company or one of its subsidiaries conducts gaming operations or unless otherwise permitted pursuant to the terms of the Note Indenture. On or after August 1, 2001, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption price provided for in the Note Indenture, together with accrued and unpaid interest, if any, to the redemption date. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

               The Note Indenture contains certain covenants restricting or limiting the ability of the Company and its subsidiaries to, among other things, (i) pay dividends or make other restricted payments, (ii) incur additional indebtedness and issue preferred stock, (iii) create liens, (iv) create dividend and other payment restrictions affecting any subsidiary of the Company, (v) enter into mergers, consolidations or make sales of all or substantially all assets, (vi) enter into transactions with affiliates and (vii) engage in other lines of business.

               The net proceeds from the Note Offering, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $116.5 million. The Company intends to apply such net proceeds to (i) invest approximately $100.0 million in Sydney Harbour Casino Holdings Limited ("SHCL"), which has been selected as the preferred applicant to build, manage and operate the sole full-service casino in New South Wales, Australia (the "Sydney Harbour Casino") for an approximately 27% equity interest in SHCL and (ii) renovate the Las Vegas Showboat in order to upgrade the facility to current building codes, replace the existing power plant facility and add up to a 900-space parking garage at a cost of approximately $15.0 million.

               The Company has placed $100.0 million of the net proceeds into an escrow account, which may only be used to fund the Company's investment in SHCL. In the event that (i) SHCL or a subsidiary of SHCL has not been selected as the sole licensee of the Sydney Harbour Casino; or (ii) the Company or a subsidiary of the Company has not entered into an agreement with SHCL for the management of the gaming operations of Sydney Harbour Casino for a term of not less than 12 years, within one year of the issuance of the Notes, then the Company will be obligated to make an offer to repurchase an amount of Notes and certain other indebtedness of the Company equal to the amount in the escrow account at a purchase price equal to 100.0% of the principal amount thereof, together with accrued and unpaid interest thereon.

               In the event that the Company determines not to pursue any portion of the Las Vegas Showboat renovation, the Company will use any remaining net proceeds for other expansion opportunities, capital improvements to existing properties or general corporate purposes.

               In connection with providing certain financial services the Company issued as of May 6, 1994, warrants to purchase 150,000 shares of common stock, $1.00 par value, of the Company, issuable at an exercise price per share equal to the lesser of (i) $15.50, or (ii) the exercise price of the Takedown Warrants (as defined in the Warrant Agreement) to DLJ Bridge Finance, Inc. DLJ Bridge Finance, Inc. is an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, the underwriter of the Note Offering.

          EXHIBIT NO.                   DESCRIPTION

          4.01 Indenture dated August 10, 1994, for the 13% Senior Subordinated Notes due 2009 by and among the Company, OSI, ACSI, SBOC, and Trustee; Guaranty in favor of the Trustee issued by OSI, ACSI and SBOC; Form of Note Certificate for the 13% Senior Subordinated Notes due 2009

          99.01 Warrant Agreement dated as of May 6, 1994, by and between the Company and DLJ Bridge Finance, Inc.

                                      SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   SHOWBOAT, INC.
                                   (Registrant)



          Dated: August 22, 1994   By:  /S/ Schneider
                                      Leann Schneider
                                      Vice President-Finance and
                                      Chief Financial Officer

                                    EXHIBIT INDEX

          EXHIBIT NO.                   DESCRIPTION         PAGE NO.
          4.01      Indenture  dated  August  10,  1994,  for the
                    6
                    13% Senior Subordinated Notes due 2009 by and
                    among  the  Company,  OSI,  ACSI,  SBOC,  and
                    Trustee;  Guaranty  in  favor  of the Trustee
                    issued  by OSI, ACSI and SBOC; Form  of  Note
                    Certificate  for  the 13% Senior Subordinated
                    Notes due 2009

          99.01     Warrant Agreement dated as of May 6, 1994, by
                    and  between  the  Company   and  DLJ  Bridge
                    Finance, Inc.